Exhibit 99.1

August 23, 2006

Mr. Joseph L. Fischer

180 Varick Street

New York, NY 10014

Dear Joe:

This addendum (“Addendum”) to your letter agreement with ImClone Systems Incorporated (“ImClone”) dated March 21, 2006 (the “Original Letter Agreement”) amends and supplements certain terms and conditions of your employment as Interim Chief Executive Officer of ImClone. Except where expressly set forth below, this addendum is effective as of the date hereof.

Salary. Effective as of August 15, 2006, ImClone will increase your base salary to a rate of $45,000 per month, payable in accordance with ImClone’s customary payroll practices.

Annual Bonus. Your 2006 annual bonus opportunity under ImClone’s Annual Incentive Plan will be as set forth in the Original Letter Agreement, but provided you are employed on the date bonuses for fiscal 2006 are paid (or as otherwise provided below), you will receive a minimum 2006 bonus of $500,000 (the “2006 Bonus”). Your 2007 annual bonus opportunity will consist of two parts. Provided you are employed on December 31, 2007 (or as otherwise provided below), you will receive a retention bonus of $500,000 (the “Retention Bonus”). In addition, you shall participate in our Annual Incentive Plan in accordance with its terms with a bonus opportunity of up to $500,000 but such bonus is expected to be only for extraordinary performance. The criteria for your 2007 annual bonus opportunity will be established by the Compensation Committee at the time annual bonus criteria for 2007 are established for other senior executives under the Annual Incentive Plan.

Severance. The two paragraphs regarding “Severance” in the Original Letter Agreement are deleted, and replaced in their entirety by the following:

“In the event your employment is terminated by ImClone without “Cause” (as defined on Appendix A) prior to December 31, 2007 or you terminate your employment with ImClone for “Good Reason” (as defined on Appendix A) prior to December 31, 2007 following a “Change in Control” (as defined on Appendix A), (without regard to the December 31, 2007 date, either, a “Protected Termination”), you will be entitled to receive a monthly severance payment (off payroll and not benefit eligible) equal to your monthly base salary through December 31, 2007 (the “Guaranteed Salary Payments”) provided that, if such Protected Termination is after a Change in Control, the Guaranteed Salary Payments shall not be less than $500,000.

Additionally, following any Protected Termination of your employment by ImClone prior to payment of the 2006 Bonus, you will be entitled to receive the minimum 2006 bonus without proration and, if the Compensation Committee determines appropriate in its sole discretion, additional incentive compensation under the Annual Incentive Plan above the minimum 2006 bonus. If such Protected Termination occurs in 2007, you will be entitled to receive a prorated Retention Bonus based on the number of days of your employment with ImClone in 2007 and, in accordance with the Annual Incentive Plan and the sole discretion thereunder of the Compensation Committee, a prorated 2007 Annual Incentive Bonus. Subject to the next paragraph, all bonuses shall be paid at such time as bonuses are paid to other ImClone executives.

August 24, 2006

All payments set forth in this section are subject to six months’ delay as and if required under Section 409A of the Internal Revenue Code of 1986, as amended.

In the event of your termination of employment for any other reason or in circumstances other than as set forth in the first two paragraphs of this section, you will not be entitled to any severance or termination payments or benefits (other than those vested accrued benefits to which you may be entitled under the ImClone employee benefit plans in which you were participating at the time of your termination of employment). As Interim Chief Executive Officer you will be designated as a “limited duration” employee for purposes of ImClone’s Senior Executive Severance Plan and will, therefore, not be covered under that plan. You also will not be covered (by virtue of rank or otherwise) under ImClone’s Change-in-Control Plan unless the Compensation Committee specifically designates you in writing as a covered employee under that plan.”

* * *

This Addendum and the Original Letter Agreement to which it relates represent the entire agreement between the parties with respect to the subject matters herein and therein. Except as expressly modified herein, the Original Letter Agreement shall remain in full force and effect. The provisions regarding “Notice” and the “Tax Provisions” of Appendix B of the Original Letter Agreement are incorporated herein by reference, provided that references to the “Letter Agreement” in such provisions shall be deemed to refer to this Addendum to the extent applicable.

Any rights and obligations you may have as a result of this Addendum may not be transferred, except that any amounts constituting earned but unpaid base salary as of the time of your death may be paid to your estate. This Addendum will be governed by the laws of the State of New York without regard to its conflicts of law principles. This Addendum may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. This Addendum may be amended only be a written instrument signed by the parties hereto.

Sincerely,

ImClone Systems Incorporated

/s/ Erik D. Ramanathan

Erik D. Ramanathan, Secretary

Accepted and acknowledged

/s/ Joseph L. Fischer

Joseph L. Fischer

2